UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2023

ORGENESIS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2023, Koligo Therapeutics Inc. (“Borrower”), a subsidiary of Orgenesis Inc. (the “Company”) entered into a convertible loan agreement (the “Convertible Loan Agreement”) with Sai Traders (the “Lender,” and together with the Borrower, the “Parties”), pursuant to which the Lender agreed to loan the Borrower up to $25,000,000 (the “Convertible Loan”). The Convertible Loan shall consist of an Initial Installment of $1,500,000 (“Initial Installment”), and at the election of the Borrower thereafter while the Convertible Loan remains outstanding, Borrower may issue up to an additional $23,500,000 (“Subsequent Installments”). Interest is calculated at 10% per annum (based on a 365-day year) of all outstanding principal borrowings and is payable, along with the principal (collectively the “Outstanding Amount”), on or before December 1, 2027 (the “Maturity Date”). The Loan Amount may be prepaid by the Borrower in whole or in part at any time without penalty.

Under the terms of the Convertible Loan Agreement, at the option of the Lender at the Maturity Date or any time prior, the Outstanding Amount may be convertible, in whole or in part, into the number of shares of Common Stock of the Company equal to the quotient obtained by dividing (x) the Outstanding Amount by (y) the Conversion Price. The “Initial Installment Conversion Price” for the Outstanding Amount relating to the Initial Installment shall be a price per share of Common Stock equal to $2.50. The “Subsequent Installment Conversion Price” for the Outstanding Amount relating to the Subsequent Installment(s) shall be a price per share of Common Stock equal to $3.50. Lender agrees that it shall not deliver a notice of conversion that upon effect results in the holder to beneficially own more than 19.99% of the then outstanding shares of Orgenesis Inc. Common Stock. Lender may elect to, instead of the conversion of the Outstanding Amount into Common shares of Orgenesis Inc, convert the entire Outstanding Amount into the securities of Borrower pursuant to a the first issuance of equity of the Borrower under which the Borrower raises at least $5,000,000 in gross proceeds (“Qualified Financing”) at a price per share equal to 75% of the price per share paid for each share of the equity securities purchased for cash by the investors in such a Qualified Financing. In the event of the Borrower being listed on a public securities exchange, Lender shall have the option to convert the Outstanding Amount at a 25% premium to the volume weighted average price of the Borrower’s equity over the preceding five (5) days as reported by Bloomberg (“5-Day VWAP”), provided that any such conversion shall not result in the Lender to beneficially own more than 19.99% of the then beneficial shares of the Borrower. In the event of an acquisition of the Borrower (“Acquisition”), prior to the closing of such acquisition, Lender shall have the option to convert the Outstanding Amount into equity securities of the Borrower at a price equivalent to seventy five percent (75%) of the price paid by such buyer to acquire the Borrower.

The Convertible Loan Agreement contains certain specified events of default, the occurrence of which would entitle the Lender to immediately demand repayment of all loan obligations. Such events of default include, among others, the commencement of bankruptcy or insolvency proceedings against the Borrower, breaches of any covenants or representations and warranties by the Borrower in any material respect, and failure to make payments under the Convertible Loan Agreement when due.

The Convertible Loan Agreement and the Equity Securities issuable upon conversion of the Convertible Loan Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The foregoing summary of the Convertible Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such document attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is included under Item 1.01 of this Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is included under Item 1.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Convertible Loan Agreement dated September 29, 2023, by and among the Borrower and Sai Traders
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: October 5, 2023	By:	/s/ Elliot Maltz
Elliot Maltz
Chief Financial Officer, Treasurer and
Secretary